Exhibit 99.2

AMENDMENT NO. 1

TO

REPLACEMENT CAPITAL COVENANT

This AMENDMENT NO. 1 TO REPLACEMENT CAPITAL COVENANT dated as of December 17, 2010 (the “Amendment Effective Date”) by Webster Financial Corporation, a Delaware corporation (the “Corporation”), in favor of and for the benefit of each Holder of Covered Debt (as defined in the original Replacement Capital Covenant dated as of June 20, 2007 (the “Replacement Capital Covenant”)).

WHEREAS, on June 20, 2007 the Corporation entered into the Replacement Capital Covenant in connection with its issuance of $200,010,000 aggregate principle amount of its 7.65% Fixed to Floating Rate Junior Subordinated Notes to Webster Capital Trust IV, a Delaware statutory trust, and the issuance by Webster Capital Trust IV of $200,000,000 aggregate liquidation amount of its 7.65% Fixed to Floating Rate Trust Preferred Securities;

WHEREAS, pursuant to Section 4(b)(ii) of the Replacement Capital Covenant, the Corporation may amend the terms of the Replacement Capital Covenant without the consent of the Holders of Covered Debt if such amendment is not adverse to the Holders of Covered Debt and an officer of the Corporation delivers to such Holders a written certificate to that effect; and

WHEREAS, the intent and effect of this Amendment No. 1 is to provide the Holders of Covered Debt with the potential benefit of the proceeds from the issuance by the Corporation of any and all Replacement Capital Securities after the Amendment Effective Date without regard to the date of such issuance and without double counting proceeds received in any prior Measurement Period.

NOW THEREFORE, the Corporation hereby amends the Replacement Capital Covenant as set forth in this Amendment No. 1.

Article I

DEFINITIONS

1.1 Capitalized terms not amended or defined herein shall have the meanings set forth in the Replacement Capital Covenant.

1.2 The definition of the term “Measurement Date” as set forth in Schedule 1 to the Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following new definition:

““Measurement Date” means with respect to any repayment, redemption or purchase of the Securities, the Amendment Effective Date.”

1.3 The definition of the term “Measurement Period” as set forth in Schedule 1 to the Replacement Capital Covenant is hereby amended to replace the last sentence with the following sentence:

“Notwithstanding the preceding sentence, any proceeds received from an issuance of Replacement Capital Securities will not be counted more than once for the purpose of the limitations set forth in Section 2 of the Replacement Capital Covenant.”

Article II

MISCELLANEOUS

2.1 Except as set forth in Article I, all of the provisions of the Replacement Capital Covenant shall continue in full force and effect.

2.2 This Amendment No. 1 to Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York.

2.3 This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

[Signature on following page]

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to Replacement Capital Covenant to be executed by its duly authorized officer as of the day and year first written above.

WEBSTER FINANCIAL CORPORATION

/s/ Gerald P. Plush
Name:	Gerald P. Plush
Title:	Senior Executive Vice President and Chief Financial Officer

[Signature page to Amendment No. 1 to Replacement Capital Covenant]